   Morgan Stanley
                Smith Barney

Morgan Stanley Smith Barney
AHL I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

Final Report
Financial Statements
As of October 31, 2013
(Liquidation of the Trading Company)
(liquidation basis) and December 31, 2012,
and for the Period from January 1, 2013
to October 31, 2013
(Liquidation of the Trading Company)
(liquidation basis) and for the Year
Ended December 31, 2012 and for
the Period from June 1, 2011
(commencement of operations)
to December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney AHL I, LLC:

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, (liquidation basis) of Morgan Stanley Smith Barney AHL I, LLC (the " Trading Company "), as of October 31, 2013 (liquidation of the Trading Company) and the related statements of income and expenses (liquidation basis) and changes in members’ capital (liquidation basis) for the period from January 1, 2013 to October 31, 2013 (liquidation of the Trading Company). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Trading Company as of December 31, 2012, and the related statements of income and expenses and changes in members’ capital for the year ended December 31, 2012 and for the Period from June 1, 2011 (commencement of operations) to December 31, 2011.These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s  internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Trading Company terminated operations on October 31, 2013. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Morgan Stanley Smith Barney AHL I, LLC. as of October 31, 2013 (liquidation of the Trading Company)  (2) the results of its operations (liquidation basis) and changes in members’ capital (liquidation basis) for the period from January 1, 2013 to October 31, 2013 (liquidation of the Trading Company), (3) its financial position as of December 31, 2012, and (4) the results of its operations and changes in members’ capital for the year ended December 31, 2012 and for the Period from June 1, 2011 (commencement of operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP
New York, New York
January 29, 2014

Morgan Stanley Smith Barney AHL I, LLC
Statements of Financial Condition

	October 31, 2013
	(Liquidation of the
	Trading Company)
	(liquidation basis)	December 31, 2012
ASSETS	$	$

Trading Equity:

Unrestricted cash	7,047,135	30,182,338
Restricted cash	–	4,141,702

Total cash	7,047,135	34,324,040

Net unrealized gain (loss) on open contracts (MS&Co.)	(90,492)	594,249
Net unrealized loss on open contracts (MSIP)	–	(142,620)

Total net unrealized gain (loss) on open contracts	(90,492)	451,629

Total Trading Equity	6,956,643	34,775,669

Interest receivable (MS&Co.)	69	–

Total Assets	6,956,712	34,775,669

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES
Liquidating withdrawals payable	6,945,020	–
Accrued management fees	11,046	57,667
Brokerage commissions payable	453	–
Accrued administrative fees	193	829

Total Liabilities	6,956,712	58,496

MEMBERS’ CAPITAL

Non-Managing Members	–	34,717,173

Total Members’ Capital	–	34,717,173

Total Liabilities and Members’ Capital	6,956,712	34,775,669

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Condensed Schedule of Investments
October 31, 2013 (Liquidation of the Trading Company) (liquidation basis)

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(33,960)	–
Foreign currency	20,560	–

Total Futures and Forward Contracts Purchased	(13,400)	–

Futures and Forward Contracts Sold

Foreign currency	(18,310)	–

Total Futures and Forward Contracts Sold	(18,310)	–

Unrealized Currency Loss	(58,782)	–

Net fair value	(90,492)	–

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Condensed Schedule of Investments
December 31, 2012

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(74,835)	(0.22)
Equity	159,988	0.46
Foreign currency	378,824	1.09
Interest rate	106,498	0.31

Total Futures and Forward Contracts Purchased	570,475	1.64

Futures and Forward Contracts Sold

Commodity	(132,024)	(0.38)
Equity	(2,310)	(0.01)
Foreign currency	125,707	0.36
Interest rate	(33,361)	(0.09)

Total Futures and Forward Contracts Sold	(41,988)	(0.12)

Unrealized Currency Loss	(76,858)	(0.22)

Net fair value	451,629	1.30

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Statements of Income and Expenses

	For the Period from January 1, 2013 to October 31, 2013 (Liquidation of the Trading Company) (liquidation basis)	For the Year Ended December 31, 2012	For the Period from June 1, 2011 (commencement of operations) to December 31, 2011
	$	$	$
INVESTMENT INCOME
Interest income (MS&Co. and Morgan Stanley Wealth Management)	69	(4,769)	1,314

EXPENSES
Management fees	296,130	832,274	475,644
Brokerage, clearing and transaction fees	50,289	91,559	45,751
Administrative fees	4,255	12,758	7,659
Incentive fee	–	–	245,633

Total Expenses	350,674	936,591	774,687

NET INVESTMENT LOSS	(350,605)	(941,360)	(773,373)

TRADING RESULTS
Trading profit (loss):
Net Realized	157,870	(1,558,929)	(1,551,661)
Net change in unrealized	(542,122)	(415,728)	867,357

Total Trading Results	(384,252)	(1,974,657)	(684,304)
NET LOSS	(734,857)	(2,916,017)	(1,457,677)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Statements of Changes in Members’ Capital
for the Period from January 1, 2013 to October 31, 2013
(Liquidation of the Trading Company)
(liquidation basis) and for the Year Ended
December 31, 2012 and for the Period from June 1, 2011
(commencement of operations)
to December 31, 2011

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
Initial Contribution, June 1, 2011	–	40,398,317	40,398,317

Capital Contributions	–	2,319,561	2,319,561

Net Loss	–	(1,457,677)	(1,457,677)

Capital Withdrawals	–	(855,331)	(855,331)

Members’ Capital,
December 31, 2011	–	40,404,870	40,404,870

Capital Contributions	–	6,693,375	6,693,375

Net Loss	–	(2,916,017)	(2,916,017)

Capital Withdrawals	–	(9,465,055)	(9,465,055)

Members’ Capital,
December 31, 2012	–	34,717,173	34,717,173

Net Loss	–	(734,857)	(734,857)

Capital Withdrawals	–	(27,037,296)	(27,037,296)

Liquidating Withdrawals	–	(6,945,020)	(6,945,020)

Members’ Capital,
October 31, 2013	–	–	–

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney AHL I, LLC (“AHL I, LLC” or the “Trading Company”) was formed on April 13, 2011, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney LLC managed futures funds. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”).  The Trading Company commenced operations on June 1, 2011.  Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) was the trading manager of the Trading Company.  Ceres retained Man-AHL (USA) Ltd. (“Man-AHL” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Man-AHL, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  Meritage Futures Fund L.P. (“Meritage”) and Polaris Futures Fund L.P. (“Polaris”) (each a Delaware limited partnership) (collectively, the “Members”) were the Members of the Trading Company until the Trading Company’s liquidation on October 31, 2013.

The Trading Company terminated operations on October 31, 2013.  As a result, the Trading Company changed the basis of accounting from the going concern basis to a liquidation basis.  Liquidation basis of accounting requires the Trading Company to record assets and liabilities at values to be received at liquidation.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  MSSBH is wholly-owned indirectly by Morgan Stanley.  Prior to June 2013, Citigroup Inc. was the indirect minority owner of MSSBH.  Morgan Stanley Wealth Management is a principal subsidiary of MSSBH,

 The clearing commodity brokers for the Trading Company were Morgan Stanley & Co. LLC.  (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”).  MS&Co. also acted as the counterparty on all trading of the foreign currency forward contracts.  Morgan Stanley Capital Group Inc. (“MSCG”) acted as the counterparty on all trading of the options on foreign currency forward contracts.  Morgan Stanley Wealth Management, where the Trading Company maintained cash account, previously acted as a non-clearing commodity broker for the Trading Company.  MS&Co. and its affiliates acted as the custodians of the Trading Company’s assets.  MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); the financial statements as of October 31, 2013 and for the period from January 1, 2013 to October 31, 2013, are prepared on a liquidation basis of accounting and the financial statements as of and for the year ended December 31, 2012 and for the period from June 1, 2011 (commencement of operations) to December 31, 2011 are prepared on a going concern basis of accounting.  Both require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts.  The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period.  The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges.  The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.  Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Revenue Recognition – Monthly, MS&Co. paid the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.  When the effective rate was less than zero, no interest was earned.  For purposes of such interest payments, daily funds did not include monies due to the Trading Company on Futures Interests that had not been paid.  MS&Co. and Ceres retained any excess interest not paid to the Trading Company in permitted investments.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect during the period.  The effects of changes in foreign currency exchange rates on investments have not been segregated in the Statements of Income and Expenses from the changes in market price of those investments, but have been included in the net realized trading profit/loss and net change in unrealized trading profit (loss) in the Statements of Income and Expenses.

Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, entered into various contracts with MS&Co., and MSIP which acted as its commodity brokers.  Pursuant to brokerage agreements with MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis on the Statements of Financial Condition.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Trading Equity (cont’d) – The Trading Company had offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company was on deposit in commodity brokerage accounts with Morgan Stanley.  As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on only offset LME positions. All of these amounts were maintained in separate accounts.  Cash that was not classified as restricted cash was therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs were paid as they were incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that were not clearinghouse members. In addition, the Trading Company paid transactional and clearing fees as they were incurred.

Administrative Fee – The Trading Company accrued and paid Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee was equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There were no Administrative Fees allocated to Polaris and Polaris’ Members’ Capital is excluded from the determination of Administrative Fee.

Capital Contributions – Capital contributions by the Members could be made monthly pending Ceres’ approval.  Such capital contributions increased each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member could withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month.  The request for withdrawal had to be received in writing by the Trading Manager at least three business days prior to the end of such month.  Such capital withdrawals decreased each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres could require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Distributions – Distributions, other than capital withdrawals, were made on a pro rata basis at the sole discretion of Ceres.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken.  The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of October 31, 2013 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2012.  If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses.  All tax years since 2011 remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

Dissolution of the Trading Company – The Trading Company was liquidated on October 31, 2013.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

3.  Related Party Transactions

The Trading Company’s cash was on deposit in commodity brokerage accounts with Morgan Stanley.  MS&Co. paid interest on these funds as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company paid brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company paid the Administrative Fee to Ceres as described in Note 2. Summary of Significant Accounting Policies.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

4.  Trading Advisor

Ceres retained Man-AHL to make all trading decisions for the Trading Company.

Fees paid to Man-AHL by the Trading Company consisted of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrued and paid Man-AHL a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres and Man-AHL.

Incentive Fee – The Trading Company paid Man-AHL a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee was accrued on a monthly basis, but was not payable until the end of each calendar quarter.

New Trading Profits represented the amount by which profits from Futures Interests trading exceeded losses after management fees, brokerage fees and transaction costs, and administrative fees were deducted.  When Man-AHL experienced losses with respect to the Members’ Capital as of the end of a calendar quarter, Man-AHL had to recover such losses before it was eligible for an incentive fee in the future.  Cumulative trading losses were reduced for capital withdrawn from the Trading Company.  Effective October 31, 2013, the agreement with Man-AHL was terminated.

5.  Financial Instruments

The Trading Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represented contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts was based on the settlement price quoted by the exchange on the day with respect to which fair value was being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price would be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  Off-exchange-traded contracts were fair valued as described in Note 2. Summary of Significant Accounting Policies.

The Trading Company’s contracts were accounted for on a trade-date basis.  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments (cont’d)

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)
Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)         Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts as of October 31, 2013 (Liquidation of the Trading Company) and December 31, 2012 reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains (Losses) on Open Contracts			Longest Maturities
Date	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
Oct. 31, 2013	(92,742)	2,250	(90,492)	Jan. 2014	Dec. 2013
Dec. 31, 2012	(51,225)	502,854	451,629	Sep. 2017	Feb. 2013

6.  Investment Risk

The Members’ investments in the Trading Company exposed the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invested.  The significant types of financial risks which the Trading Company was exposed to were market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested, made the Members’ investments volatile.  If Man-AHL incorrectly predicted the direction of prices in the Futures Interests and changes in interest rates in which it invested, large losses might have occured.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices.  Although Man-AHL generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the expected prices because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market had limited trading volume and prices were quoted for relatively limited quantities.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company had credit risk because MS&Co., MSIP, and/or MSCG acted as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co., or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co., and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $6,954,393 at October 31, 2013 (Liquidation of the Trading Company) and $34,272,815, at December 31, 2012. With respect to those off-exchange-traded forward currency contracts, the Trading Company was at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company was at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company had a netting agreement with each counterparty.  These agreements, which sought to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging

The Trading Company’s objective was to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy.  As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) had been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount had been converted to an equivalent contract based upon an industry convention.

On January 1, 2013, the Trading Company adopted Accounting Standards Update (“ASU”) 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”.  ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11.  Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The following tables summarize the valuation of the Trading Company’s investments as of October 31, 2013 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2012, respectively.

Offsetting of Derivative Assets and Liabilities as of October 31, 2013
(Liquidation of the Trading Company):

	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
	$	$	$
Assets
Futures	–	(33,960)	(33,960)
Forwards	112,810	(92,250)	20,560

Total Assets	112,810	(126,210)	(13,400)

Liabilities
Futures	–	–	–
Forwards	–	(18,310)	(18,310)

Total Liabilities	–	(18,310)	(18,310)

Unrealized currency loss			(58,782)

Total net unrealized loss on
open contracts			(90,492)

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Offsetting of Derivative Assets and Liabilities as of December 31, 2012:

	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
	$	$	$
Assets
Futures	577,942	(393,635)	184,307
Forwards	558,792	(172,624)	386,168

Total Assets	1,136,734	(566,259)	570,475

Liabilities
Futures	169,722	(328,396)	(158,674)
Forwards	222,321	(105,635)	116,686

Total Liabilities	392,043	(434,031)	(41,988)

Unrealized currency loss			(76,858)

Total net unrealized gain on
open contracts			451,629

The Effect of Trading Activities on the Statements of Financial Condition as of October 31, 2013 (Liquidation of the Trading Company) (liquidation basis) and December 31, 2012:

October 31, 2013
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the ten months (absolute quantity)
	$	$	$	$	$

Commodity	–	(33,960)	–	–	(33,960)	255
Equity	–	–	–	–	–	188
Foreign currency	112,810	(92,250)	–	(18,310)	2,250	780
Interest rate	–	–	–	–	–	748
Total	112,810	(126,210)	–	(18,310)	(31,710)

Unrealized currency loss					(58,782)
Total net unrealized loss on open contracts					(90,492)

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

December 31, 2012
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year ( absolute quantity)
	$	$	$	$	$

Commodity	33,362	(108,197)	156,714	(288,738)	(206,859)	365
Equity	240,617	(80,629)	–	(2,310)	157,678	309
Foreign currency	562,711	(183,887)	231,342	(105,635)	504,531	871
Interest rate	300,044	(193,546)	3,987	(37,348)	73,137	1,708
Total	1,136,734	(566,259)	392,043	(434,031)	528,487

Unrealized currency loss					(76,858)
Total net unrealized gain on open contracts					451,629

The following tables summarize the net trading results of the Trading Company for the Period from January 1, 2013 to October 31, 2013 (Liquidation of the Trading Company) (liquidation basis) and for the year ended December 31, 2012 and for the period from June 1, 2011 (commencement of operations) to December 31, 2011.

The Effect of Trading Activities on the Statements of Income and Expenses for the period from January 1, 2013 to October 31, 2013 (Liquidation of the Trading Company (liquidation basis) included in Total Trading Results:

Type of Instrument	$

Commodity	93,355
Equity	1,478,997
Foreign currency	(451,390)
Interest rate	(1,523,289)
Unrealized currency gain	18,075
Total	(384,252)

Line Items on the Statements of Income and Expenses for the ten months ended October 31, 2013 (Liquidation of Trading Company) (liquidation basis):

Trading Results	$

Net Realized	157,870
Net change in unrealized	(542,122)
Total Trading Results	(384,252)

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2012  included in Total Trading Results:

Type of Instrument	$

Commodity	(3,063,417)
Equity	(33,789)
Foreign currency	(365,545)
Interest rate	1,471,362
Unrealized currency gain	16,732
Total	(1,974,657)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2012:

Trading Results	$

Net Realized	(1,558,929)
Net change in unrealized	(415,728)
Total Trading Results	(1,974,657)

The Effect of Trading Activities on the Statements of Income and Expenses for the period from June 1, 2011 (commencement of operations) to December 31, 2011 included in Total Trading Results:

Type of Instrument	$

Commodity	(1,555,121)
Equity	(1,407,240)
Foreign currency	(1,375,118)
Interest rate	3,542,147
Unrealized currency gain	111,028
Total	(684,304)

Line Items on the Statements of Income and Expenses for the period from June 1, 2011 (commencement of operations) to December 31, 2011:

Trading Results	$

Net Realized	(1,551,661)
Net change in unrealized	867,357
Total Trading Results	(684,304)

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures

On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements”, which makes minor technical corrections and clarifications to ASC 820, “Fair Value Measurements and Disclosures”. When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU did not have a significant impact on the Trading Company’s financial statements.

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value were classified and disclosed in the following three levels: Level 1 - unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy was based on the lowest level of input that was significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures (cont’d)

October 31, 2013 (Liquidation of the Trading Company)	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Forwards	–	112,810	n/a	112,810

Total Assets	–	112,810	n/a	112,810

Liabilities
Futures	33,960	–	n/a	33,960
Forwards	–	110,560	n/a	110,560

Total Liabilities	33,960	110,560	n/a	144,520

Unrealized currency loss				(58,782)

* Net fair value	(33,960)	2,250	n/a	(90,492)

December 31, 2012	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	747,664	–	n/a	747,664
Forwards	–	781,113	n/a	781,113

Total Assets	747,664	781,113	n/a	1,528,777

Liabilities
Futures	722,031	–	n/a	722,031
Forwards	–	278,259	n/a	278,259

Total Liabilities	722,031	278,259	n/a	1,000,290

Unrealized currency loss				(76,858)

* Net fair value	25,633	502,854	n/a	451,629

* This amount comprises of the “Total net unrealized gain (loss) on open contracts” on the Statements of Financial Condition.

Morgan Stanley Smith Barney AHL I, LLC
Notes to Financial Statements (concluded)

8.  Fair Value Measurements and Disclosures (cont’d)

During the ten months ended October 31, 2013 (Liquidation of the Trading Company) and twelve months ended December 31, 2012, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

9.  Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the period.  Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average members’ capital.

	For the Period from January 1, 2013 to October 31, 2013 (Liquidation of the Trading Company)	For the Year Ended December 31, 2012	For the Period from June 1, 2011 (commencement of operations) to December 31, 2011
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (2)
Net Investment Loss	(2.38)% (1)	(2.26)%	(2.81)%(1)
Expenses before Incentive Fees	2.38% (1)	2.25%	2.21%(1)
Expenses after Incentive Fees	2.38% (1)	2.25%	2.82%(1)
Net Loss	(4.98)% (1)	(7.01)%	(3.58)%(1)

TOTAL RETURN BEFORE INCENTIVE FEES	(6.44)% (3)	(6.44)%	(2.78)%(3)
TOTAL RETURN AFTER INCENTIVE FEES	(6.44)% (3)	(6.44)%	(3.36)%(3)

(1)	Ratios have been annualized with the exception of incentive fees.

(2)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

(3)	Total return has not been annualized.

10.  Subsequent Events

Management performed its evaluation of subsequent events through January 29, 2014, and has determined that there were no subsequent events requiring adjustments or disclosure in the financial statements other than disclosed below.

Settlement of the liquidation withdrawals payable to the members was made on November 19, 2013.